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                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF McDERMOTT, WILL & EMERY]


                                                                 January 6, 1997


HealthFirst Medical Group, P.C.
10535 N.E. Glisan
Portland, Oregon 97220
Attn: President

The Corvallis Clinic, P.C.
444 N.W. Elks Drive
Corvallis, Oregon 97330
Attn: President

Medford Clinic, P.C.
555 Black Oak Drive
Medford, Oregon 95704
Attn: President

Dear Sirs:

    We are of the opinion that the amount of taxable income produced by a distribution of property by a corporation to its shareholders will, at the corporate and shareholder levels, be no more than the fair market value of the property distributed. Internal Revenue Code Sections 301(b), (c) and 311(b).


    We consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-4, as amended (the "Registration Statement"), as filed with the Securities and Exchange Commission, and to the reference to the undersigned appearing under the captions "SUMMARY--Federal Income Tax Considerations," "RISK FACTORS--Income Tax Factors" and "TERMS OF THE REORGANIZATION AND
MERGER--Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ MCDERMOTT, WILL & EMERY
                                          --------------------------------------

                                            McDermott, Will & Emery